                                  EXHIBIT 99.2

NEWS BULLETIN                                        HARDINGE INC.
   FROM:                                      RE:    ONE HARDINGE DRIVE
                                                     ELMIRA, NY  14902
                                                     (NASDAQ: HDNG)
[THE FINANCIAL RELATIONS BOARD LOGO]
      BSMG WORLDWIDE

--------------------------------------------------------------------------------



AT THE COMPANY:     AT THE FINANCIAL RELATIONS BOARD/BSMG WORLDWIDE:
Richard L. Simons   Kerry Thalheim       John McNamara        Marty Gitlin
EXEC VP & CFO       General Inquiries    Analyst Inquiries    Media Inquiries
(607) 734-2281      (212) 661-8030       (212) 661-8030       (212) 661-8030
                    Ext. 3052            Ext. 3027            Ext. 3041


FOR IMMEDIATE RELEASE
May 3, 2001


             HARDINGE INC. ANNOUNCES REGULAR DIVIDEND AND MANAGEMENT
                                  APPOINTMENTS

ELMIRA, N.Y., MAY 3, 2001-- Hardinge Inc. (Nasdaq: HDNG), a leading producer of advanced material-cutting solutions, today announced that its Board of Directors has declared a regular quarterly cash dividend of $0.14 per share on the Company's common stock. This dividend is payable on June 8, 2001 to stockholders of record as of May 25, 2001.

The Company also announced that its regular annual meeting was held on Tuesday, May 1, 2001. J. Patrick Ervin, President and Chief Operating Officer, assumed the position of Chief Executive Officer, and E. Martin Gibson, former CEO of Corning Lab Services, Inc., now Quest Diagnostics, Incorporated, and a Hardinge director since 1981, assumed the position of Chairman, consistent with the plan announced on February 23, 2001. Richard J. Cole, J. Patrick Ervin, E. Martin Gibson, and Richard L. Simons were re-elected to the Board of Directors.

Two management promotions were also announced by the Company. Richard B. Hendrick, 47, Corporate Controller, has been promoted to Vice President and Controller. Jurg Kellenberger, 47, President of L. Kellenberger & Co. AG, a wholly owned subsidiary of Hardinge based in St. Gallen, Switzerland, has also been promoted to Vice President of Hardinge.

Hardinge Inc., founded more than 100 years ago, is an international leader in providing the latest industrial technology to companies requiring material-cutting solutions. The Company designs and manufactures computer-numerically controlled metal-cutting lathes, machining centers, grinding machines, electrical discharge machines and other industrial products. The Company's common stock trades on Nasdaq under the symbol "HDNG." For more information, please visit the Company's website at www.hardinge.com.

To receive additional information on Hardinge Inc., via fax at no charge, dial 1-800-PRO-INFO and enter code HDNG.


                                      ###